Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. ANNOUNCES FIRST QUARTER 2009 RESULTS, IN LINE
WITH PREVIOUS GUIDANCE AND UPDATES GUIDANCE FOR THE SECOND QUARTER

New York, New York — May 21, 2009 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 588 retail stores, today announced results for the first quarter ended May 2, 2009. For the first quarter of fiscal year 2009, net sales were $232.9 million, as compared to $270.1 million for the first quarter of fiscal year 2008.  Comparable store sales for the first quarter of fiscal year 2009 decreased 15.0%, compared to a 6.6% decrease in the prior year first quarter.  Net loss from continuing operations for the first quarter of fiscal year 2009 was $4.9 million, or $0.08 per diluted share, as compared to prior year net income from continuing operations of $6.7 million, or $0.11 per diluted share.

Richard P. Crystal, New York & Company’s Chairman and CEO, stated:  “While our first quarter results were in line with our expectations and included solid progress toward achieving our merchandising, expense and inventory management goals, our top line sales performance was disappointing.  Our performance for the quarter did, however, reflect dramatic improvements in margin versus the fourth quarter.  As we look ahead, the environment remains challenging and while we believe our assortments are fashion right, we continue to see customers reluctant to purchase at regular price.  We remain on track to achieve our expense reduction plans, and we will continue to implement the strategies that have proven successful this quarter while capitalizing on opportunities to improve the trend in certain areas of our business such as our casual segment.  Although we have conservatively planned for the Spring season, based upon the consumer’s ongoing preference toward buying on discount versus regular price, we have tempered our expectations for the second quarter.  We remain confident in our strategies and continue to reinforce our fashion value message and we expect our initiatives will position us for sustained long term growth and increased value for our shareholders when our customer is once again comfortable spending on herself.”

During the quarter, the Company achieved the following significant accomplishments:

•                  Net sales at the Company’s E-commerce store increased by more than 12% during the quarter, on top of a significant increase in the prior year.

•                  The accessories business continued to improve during the quarter and delivered positive comparable store sales.

•                  Inventory remains under tight control with apparel units per average store down approximately 8% compared to the prior year quarter end.  On a cost basis, total inventory increased slightly due to a shift in the timing of our Summer floorset, which now sets prior to Memorial Day and as a result, in-transit inventory at quarter end has increased significantly to support the earlier floorset.

•                  Selling, general and administrative expenses declined by 8.3% on an average store basis, reflecting the positive impact of the Company’s restructuring program launched in January 2009.

•                  The Company ended the quarter with $31 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

Outlook

The Company believes that the economic environment will remain challenging and continues to plan conservatively for fiscal year 2009.  As a result, the Company will limit its future outlook to one quarter and as such will provide earnings guidance for the second quarter of fiscal year 2009, along with guidance on certain key financial metrics.

•                  Based on the softness in sales experienced during the Mother’s Day selling period, the Company has tempered its expectations for the second quarter, and now expects the comparable store sales trend for the second quarter to be similar to the trend experienced in the first quarter.

•                  Gross margins are expected to be similar to the first quarter of fiscal year 2009, but are expected to decline compared to the second quarter last year as consumers continue to be price sensitive and hold back spending while looking for value.

•                  Selling, general and administrative expenses per average store will continue to decrease as compared to last year, reflecting the success of the Company’s restructuring program which remains on track.

•                  The Company currently expects a loss per diluted share in the second quarter of fiscal year 2009 similar to the loss incurred during the first quarter.  This compares to actual second quarter of fiscal year 2008 earnings per diluted share of $0.14.

•                  Inventory will continue to be managed tightly with goods available for sale per average store down in the high single-digits on a percentage basis versus the prior year.  In-store inventory is expected to be down 10% to 15% per average store at the end of the second quarter.

•                  Cash-on-hand at the end of the second quarter is expected to be approximately $50 million and is expected to increase during the second half of the year.

•                  The Company has no outstanding borrowings under its revolving credit facility and does not anticipate the need to use the facility during the second quarter.

•                  During fiscal year 2009, the Company plans to open approximately three new stores, remodel four existing locations, and close 10 to 15 stores, ending the year with 577 to 582 stores.  Capital expenditures are expected to be $15 million for the full fiscal year versus $45 million in fiscal year 2008.  Depreciation expense is estimated at $42 million.

Share Repurchases

As previously announced, the Company’s Board of Directors has authorized the repurchase of up to 3,750,000 shares over a 12-month period ending in November 2009.  As of May 2, 2009, the Company has repurchased 142,400 shares under this program.  Repurchases, if any, will be made from time to time in a manner the Company believes is appropriate through open market or private transactions including through pre-established trading plans.

Conference Call Information

A conference call to discuss the first quarter of fiscal year 2009 results is scheduled for today Thursday, May 21, 2009 at 8:00 am Eastern Daylight Time.  Investors and analysts interested in participating in the call are invited to dial 800-922-9655, referencing conference ID number 99284177, approximately ten minutes prior to the start of the call.  The conference call will also be web-cast live at www.nyandcompany.com.  A replay of this call will be available until midnight on May 28, 2009 and can be accessed by dialing 800-642-1687 and entering conference ID number 99284177 and pin: 1079.

Investor/Media Contact:

Integrated Corporate Relations

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga

Forward Looking Statements: This press release contains certain forward looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict”, and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns, which have recently deteriorated significantly and may continue to do so for the foreseeable future; (ii) our ability to successfully integrate our restructuring and cost reduction program; (iii) the deteriorating economic conditions could negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) our ability to open and operate stores successfully; (v) seasonal fluctuations in our business; (vi) our ability to anticipate and respond to fashion trends; (vii) our dependence on mall traffic for our sales; (viii) competition in our market, including promotional and pricing competition; (ix) our ability to retain, recruit and train key personnel; (x) our reliance on third parties to manage some aspects of our business; (xi) our reliance on foreign sources of production; (xii) our ability to protect our trademarks and other intellectual property rights; (xiii) our ability to maintain, and our reliance on, our information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the company by our sponsors and any potential change of ownership of those sponsors; and (xvi) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

About New York & Company, Inc.

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion oriented, moderately priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 588 stores in 44 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended May 2, 2009	% of net sales	Three months ended May 3, 2008	% of net sales
Net sales	$232,860	100.0%	$270,069	100.0%

Cost of goods sold, buying and occupancy costs	174,008	74.7%	186,128	68.9%

Gross profit	58,852	25.3%	83,941	31.1%

Selling, general and administrative expenses	67,368	29.0%	72,575	26.9%

Operating (loss) income	(8,516)	(3.7)%	11,366	4.2%

Interest expense, net of interest income	220	0.1%	124	—%

(Loss) income from continuing operations before income taxes	(8,736)	(3.8)%	11,242	4.2%

(Benefit) provision for income taxes	(3,848)	(1.7)%	4,519	1.7%

(Loss) income from continuing operations	(4,888)	(2.1)%	6,723	2.5%

Income from discontinued operations, net of taxes	3	—%	—	—%

Net (loss) income	$(4,885)	(2.1)%	$6,723	2.5%

Basic (loss) earnings per share from continuing operations	$(0.08)		$0.11
Basic earnings per share from discontinued operations	—		—
Basic (loss) earnings per share	$(0.08)		$0.11

Diluted (loss) earnings per share from continuing operations	$(0.08)		$0.11
Diluted earnings per share from discontinued operations	—		—
Diluted (loss) earnings per share	$(0.08)		$0.11

Weighted average shares outstanding:
Basic shares of common stock	60,043		59,274
Diluted shares of common stock	60,043		61,232

Selected operating data for continuing operations:
(Dollars in thousands, except square foot data)
Comparable store sales decrease	(15.0)%		(6.6)%
Net sales per average selling square foot (a)	$71		$81
Net sales per average store (b)	$395		$464
Average selling square footage per store (c)	5,595		5,711

(a)	Net sales per average selling square foot is defined as net sales divided by the average of beginning and end of period selling square feet.
(b)	Net sales per average store is defined as net sales divided by the average of beginning and end of period number of stores.
(c)	Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	May 2, 2009	January 31, 2009	May 3, 2008
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$31,080	$54,280	$61,312
Accounts receivable	18,593	11,993	22,605
Income taxes receivable	6,446	10,202	3,108
Inventories, net	122,935	104,861	119,685
Prepaid expenses	27,650	24,610	21,649
Other current assets	2,677	2,390	2,323
Current assets of discontinued operations	109	110	494
Total current assets	209,490	208,446	231,176

Property and equipment, net	209,556	217,248	243,882
Intangible assets	14,879	14,879	14,843
Deferred income taxes	15,025	14,897	—
Other assets	1,257	1,343	1,430
Total assets	$450,207	$456,813	$491,331
Liabilities and stockholders’ equity
Current liabilities:
Current portion – long-term debt	$6,000	$6,000	$6,000
Accounts payable	74,877	68,431	77,842
Accrued expenses	55,112	61,121	53,708
Deferred income taxes	1,925	2,020	2,631
Current liabilities of discontinued operations	268	275	2,029
Total current liabilities	138,182	137,847	142,210

Long-term debt, net of current portion	12,000	13,500	18,000
Deferred income taxes	—	—	3,410
Deferred rent	75,543	75,848	75,911
Other liabilities	6,858	7,122	4,671
Total liabilities	232,583	234,317	244,202

Total stockholders’ equity	217,624	222,496	247,129
Total liabilities and stockholders’ equity	$450,207	$456,813	$491,331

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Three months ended May 2, 2009	Three months ended May 3, 2008

Operating activities
Net (loss) income	$(4,885)	$6,723
Less: Income from discontinued operations, net of taxes	3	—
(Loss) income from continuing operations	(4,888)	6,723
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities of continuing operations:
Depreciation and amortization	10,466	10,397
Amortization of deferred financing costs	54	44
Share-based compensation expense	464	330
Deferred income taxes	(223)	(1,634)
Changes in operating assets and liabilities:
Accounts receivable	(6,600)	(4,082)
Income taxes receivable	3,756	8,622
Inventories, net	(18,074)	(15,762)
Prepaid expenses	(3,040)	342
Accounts payable	6,446	665
Accrued expenses	(6,009)	90
Deferred rent	(305)	3,374
Other assets and liabilities	(552)	(411)
Net cash (used in) provided by operating activities of continuing operations	(18,505)	8,698

Investing activities
Capital expenditures	(2,741)	(14,679)
Net cash used in investing activities of continuing operations	(2,741)	(14,679)

Financing activities
Repayment of debt	(1,500)	(1,500)
Proceeds from exercise of stock options	2	11
Excess tax benefit from exercise of stock options	23	104
Purchase of treasury stock	(476)	—
Net cash used in financing activities of continuing operations	(1,951)	(1,385)

Cash flows from discontinued operations
Operating cash flows	(4)	(5,278)
Investing cash flows	—	—
Financing cash flows	—	—
Net cash used in discontinued operations	(4)	(5,278)

Net decrease in cash and cash equivalents	(23,201)	(12,644)

Cash and cash equivalents at beginning of period (including cash at discontinued operations of $1 and $223, respectively)	54,281	73,957
Cash and cash equivalents at end of period (including cash at discontinued operations of $0 and $1, respectively)	$31,080	$61,313